EXHIBIT 12


                  BRAND SCAFFOLD SERVICES, INC AND SUBSIDIARIES

                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                       (In thousands except ratio amounts)

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                                                 Year ended        For the Three Months
                                                December 31,             Ended
                                              1998        1997      December 31, 1996
                                           ----------------------  --------------------
EARNINGS:
   Pretax income (loss)                    $      584  $  (5,341)        $ 1,190
   Fixed charges                               23,008     20,038           5,500
                                           ----------  ---------         -------
           Earnings                            23,592     14,697           6,690
                                           ----------  ---------         -------
FIXED CHARGES:
   Interest expense                            17,728     15,422           4,504
   Interest portion of rental expense             513        444              90
   Accretion of preferred stock dividends       4,767      4,172             906
                                           ----------  ---------         -------
           Total fixed charges             $   23,008  $  20,038         $ 5,500
                                           ==========  =========         =======

Ratio of earnings to fixed charges
     and preferred stock dividends                1.0         .7             1.2

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